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                                                                     Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 24, 1997, by and among SmarTalk TeleServices, Inc., a California corporation ("SmarTalk"), SMTK Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of SmarTalk ("Merger Sub"), SmarTel Communications, Inc., a Delaware corporation ("Company"), and, solely as to the provisions indicated on the signature page hereof, each of the stockholders of Company appearing as signatories hereto (each a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

                 A. The Boards of Directors of SmarTalk and Company each have determined that a business combination between SmarTalk and Company is in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

                 B. In order to induce SmarTalk and Merger Sub to enter into this Agreement, the Stockholders (other than Summit Investors II, LP and Summit Ventures III, LP (such Stockholders other than Summit Investors II, LP and Summit Ventures III, LP referred to as the "Indemnifying Stockholders")) have agreed to provide indemnification with respect to certain representations, warranties and agreements of Company as provided in this Agreement.

                 C. For federal income tax purposes, it is intended that the merger provided for herein (the "Merger") shall qualify as, and shall be reported by SmarTalk as, a reorganization within the meaning of Section 368(a)(1)(B) and/or Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

                 D. Merger Sub is a wholly owned subsidiary of SmarTalk created for purposes of effecting the acquisition contemplated herein and will be merged with and into Company.

                 E. SmarTalk, Merger Sub, Company and the Stockholders desire to make certain representations, warranties and agreements in connection with the merger.

                 NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

                 1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

                 1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine, 333 South Hope Street, Los Angeles, California, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 shall be fulfilled or waived in accordance herewith or
(b) at such other time, date or place as SmarTalk and Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                 1.3. Effective Time. If all the conditions to the Merger set forth in Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 11, the parties hereto shall cause Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

                        CERTIFICATE OF INCORPORATION AND
                      BYLAWS OF THE SURVIVING CORPORATION

                 2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

                 2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.




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                                   ARTICLE 3

                         DIRECTORS AND OFFICERS OF THE
                             SURVIVING CORPORATION

                 3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                 3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4

                     EFFECT OF THE MERGER ON SECURITIES OF
                             MERGER SUB AND COMPANY

                 4.1. Merger Sub Stock. At the Effective Time, (a) each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                 4.2. Company Securities. (a) At the Effective Time, each share of common stock, par value $0.001 per share (the "Class A Common Stock"), of Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive .1788 shares of common stock, no par value (the "SmarTalk Common Stock"), of SmarTalk.

                 (b) At the Effective Time, each share of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"), of Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) .1788 shares of SmarTalk Common Stock and (ii) one contingent value right having the principal terms described in
Exhibit 4.2(b) ("Contingent Value Right").

                 (c) At the Effective Time, each share of preferred stock, par value $.001 per share (the "Company Preferred Stock"), of Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 70.047 shares of SmarTalk Common Stock. The Class A Common Stock, Class B Common Stock and Company Preferred Stock are sometimes collectively referred to herein as the "Company Stock".





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                 (d)      As a result of the Merger and without any action on
the part of the holder thereof, at the Effective Time all shares of Company Stock shall cease to be outstanding and shall be canceled and retired, and each holder of shares of Company Stock shall thereafter cease to have any rights with respect to such shares of Company Stock, except the right to receive at the Effective Time, without interest, the SmarTalk Common Stock and cash for fractional shares of SmarTalk Common Stock in accordance with Sections 4.3(b) and 4.3(e) upon the surrender of a certificate ("Certificate") representing such shares of Company Stock.

                 (e) Each share of Company Stock issued and held in Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

                 4.3.  Exchange of Certificates Representing Company Stock.
(a) As of the Effective Time, SmarTalk shall deposit, or shall cause to be deposited, with an exchange agent selected by SmarTalk, which shall be SmarTalk's Transfer Agent or such other party reasonably satisfactory to Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article 4, certificates representing the shares of SmarTalk Common Stock and the cash in lieu of fractional shares (such cash, certificates for shares of SmarTalk Common Stock and Contingent Value Rights being hereinafter referred to as the "Exchange Fund") to be issued on the Closing Date pursuant to Section 4.2 and paid pursuant to this Section 4.3 in exchange for outstanding shares of Company Stock.

                 (b) Promptly after the Effective Time, SmarTalk shall cause the Exchange Agent to mail to each holder of record of shares of Company Stock who shall not have theretofore submitted such (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which shall be in such form and have such other provisions as SmarTalk may reasonably specify and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of SmarTalk Common Stock, Contingent Value Rights and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of SmarTalk Common Stock, (y) a certificate representing that number of Contingent Value Rights, if any, and
(z) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to required withholding tax, if any, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of shares of Company Stock. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of Company, a certificate representing





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the proper number of shares of SmarTalk Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of SmarTalk Common Stock, certificates for Contingent Value Rights, if any, and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4.

                 (d) No fractional shares of SmarTalk Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of SmarTalk Common Stock pursuant to Section 4.2, cash adjustments will be paid to holders in respect of any fractional share of SmarTalk Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the closing sale price of a share of SmarTalk Common Stock as of the trading date immediately preceding the Closing Date.

                 (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of SmarTalk Common Stock, dividends thereon or Contingent Value Rights) that remains unclaimed by the former stockholders or option holders of Company six months after the Effective Time shall be delivered to SmarTalk to be held for delivery to the Stockholders in accordance with the terms of this Agreement. Any former stockholder of Company who has not theretofore complied with this Article 4 shall thereafter look only to SmarTalk for payment of their shares of SmarTalk Common Stock, Contingent Value Rights, if any, cash in lieu of fractional shares, if any, and unpaid dividends and distributions on the SmarTalk Common Stock, if any, deliverable in respect of each share of Company Stock as determined pursuant to this Agreement, in each case, without any interest thereon.

                 (f) Notwithstanding the foregoing, if between the date of this Agreement and the Closing Date the outstanding shares of SmarTalk Common Stock are changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the consideration to be received by the holders of Company Stock shall be correspondingly and proportionately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange thereof.

                 (g) None of SmarTalk, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock





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
for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution by such person of an agreement to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate or such other bond, security or indemnity as the Exchange Agent may reasonably request, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SmarTalk Common Stock, Contingent Value Rights, if any, cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of SmarTalk Common Stock, if any, as provided in Section 4.3(c), deliverable in respect thereof pursuant to this Agreement.

                 (i) All certificates representing SmarTalk Common Stock to be issued hereunder shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

                 Company hereby represents and warrants to SmarTalk and Merger Sub as follows:

                 5.1. Corporate Organization and Disclosure. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (except for states other than Massachusetts where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect). Schedule 5.1(a) contains a list of all jurisdictions where Company is qualified to do business. Neither Company nor any Subsidiary (as defined in Section 12.13 below) has received any written





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notice or written assertion from the Secretary of State or comparable official of any jurisdiction to the effect that Company or any Subsidiary is required to be qualified or otherwise authorized to do business therein, in which Company has not qualified or obtained such authorization.

                 (b) Complete copies of the charter and all amendments thereto to the date hereof and the Bylaws (or equivalent organizational documents) as presently in effect of Company and each Subsidiary have been made available to SmarTalk. Neither Company nor any Subsidiary is in default in the performance, observation or fulfillment of its charter or Bylaws (or equivalent organizational documents), except for such default as is not reasonably likely to have a Material Adverse Effect.

                 (c) Copies of the minute books of each of Company and its Subsidiaries have been made available to SmarTalk. The stock certificate books and records of Company accurately reflect on the date hereof the record ownership of the shares of Company Stock by the persons and in the amounts set forth therein.

                 5.2. Capitalization. The authorized capital stock of Company at the Closing will consist solely of (a) 5,000,000 shares of Class A Common Stock, of which 2,426,789 are issued and outstanding, (b) 5,000,000 shares of Class B Common Stock, of which 100 are issued and outstanding, and
(c) 4,002 shares of Company Preferred Stock, of which 4,001.5701 are issued and outstanding. All outstanding shares of Company Stock have been validly issued and are fully paid and non-assessable. To the knowledge of the Company, the issuance and sale of all of such shares of Company Stock have been in full compliance with all applicable federal and state securities laws. Except as set forth on Schedule 5.2, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements (including without limitation preemptive rights) to which the Company is a party relating to the issuance, sale, transfer or voting of any shares of Company Stock or any other equity security of Company, including any rights of conversion or exchange under any outstanding securities or other instruments, none of which will be outstanding immediately prior to the Effective Time. Except as set forth on Schedule 5.2, there are no voting rights or other agreements or understandings to which the Company is a party or by which it is bound with respect to the shares of Company Stock.

                 5.3. Subsidiaries, Affiliates, Affiliated Companies and Joint Ventures. Except as set forth in Schedule 5.3, Company does not own any capital stock or other equity securities of any corporation, has no direct or indirect equity or ownership interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise and has no commitments or obligations with respect to any such interest. Except as set forth on Schedule 5.3, all entities listed on Schedule
5.3 are wholly-owned Subsidiaries of Company. Schedule 5.3 sets forth the authorized capital stock or other interests of each such entity, the number of shares of such capital stock or other interests validly issued and outstanding, the number of such shares or other interests owned by Company and, in the case any such entity is not a wholly-owned Subsidiary, to the best





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
knowledge of the Company, the names and numbers of shares or other interests held by any third party in such entity. Except as set forth on Schedule 5.3, each of the entities listed in Schedule 5.3 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, as listed in Schedule 5.3, has full corporate power to own, lease and operate its properties and assets and to carry on its business as and where it is now conducted, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it make such qualification necessary (except for jurisdictions in which such failure to be so qualified would not be reasonably likely to have a Material Adverse Effect (as defined in Section 12.14 below), and is qualified to do business in the jurisdictions listed in Schedule 5.3. Company owns beneficially and of record all shares of capital stock or other interests of any Subsidiary or entity and which shall be set forth as owned by it in Schedule 5.3, free and clear of any mortgage, claim, lien, pledge, option, security interest or other similar interest, encumbrance, easement, judgment or imperfection of title of any nature whatsoever (each an "Encumbrance"), and, except as set forth on Schedule 5.3, none of such shares or interests is subject to any covenant or other contractual restriction preventing or limiting the right to transfer such shares. Except as set forth on Schedule 5.3, there are not any agreements or understandings to which Company or any Subsidiary is a party with respect to the voting of shares of capital stock of any Subsidiary; and no Subsidiary has outstanding any options, calls, rights of conversion or other commitments to purchase or sell any authorized or issued shares of capital stock of any Subsidiary. There are no contracts, commitments, agreements, undertakings or restrictions which require Company to issue, sell or deliver any shares of the capital stock of any Subsidiary.

                 5.4. Authority. (a) Except as set forth in Schedule 5.4 hereto, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Company have been duly authorized by all requisite corporate action, and no other acts or proceedings on the part of Company (other than the approval and adoption of this Agreement and the Merger by the affirmative vote of holders of a majority of the outstanding shares of each class of Company Stock in accordance with the DGCL and Company's Certificate of Incorporation and Bylaws) are necessary to authorize this Agreement or the transactions contemplated hereby. Except as set forth in Schedule 5.4 hereto, this Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by the Stockholders, SmarTalk and Merger Sub) is the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

                 (b) Except as set forth in Schedule 5.4, neither the execution and delivery by Company or any Stockholder of this Agreement nor the consummation of the transactions contemplated hereby by Company or any such Stockholder nor compliance with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the charter or Bylaws (or equivalent organizational documents) of Company or any Subsidiary, (ii) violate,





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conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties of Company or any Subsidiary or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Company, any Subsidiary or any of their respective properties may be bound or affected, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, federal, state or foreign, applicable to Company, any Subsidiary, or to any Stockholder or any of their respective properties, or
(iv) except for (A) obtaining the requisite approval and adoption of this Agreement by the holders of Company Stock in accordance with the DGCL and Company's Certificate of Incorporation and Bylaws, and (B) the filing and recordation of the Certificate of Merger as required by the DGCL, require on the part of Company or any subsidiary any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except, in the case of clauses (iii) and (iv) above, as could not have a Material Adverse Effect or as would not be reasonably likely to have a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.

                 5.5.     Compliance with Laws.  Except as set forth on
Schedule 5.5, each of Company and its Subsidiaries have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Authority") applicable to Company or any Subsidiary). Except as set forth on Schedule 5.5, neither Company nor any Subsidiary has received any written notice or other written communication to the effect that it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and Company has no actual knowledge of any presently existing circumstances are likely to result in violations of any such regulations which would be reasonably likely to have a Material Adverse Effect.

                 5.6. Licenses. Company and its Subsidiaries have all material consents, permits, franchises, licenses, concessions, rights, authorizations and approvals (collectively, "Licenses") of federal, state, local and foreign governmental authorities and other persons or entities required in connection with the operation of their respective businesses as now being conducted, all of which are in full force and effect, not subject to any default and no suspension or cancellation of any of which is threatened, except as would not reasonably be likely to have a Material Adverse Effect.

                 5.7. Financial Statements. Set forth on Schedule 5.7(a) are copies of the financial statements of the Company and its Subsidiaries meeting the requirements of Section





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
3-05 of Regulation S-X promulgated by the Securities and Exchange Commission (the "Commission") for each of the three years ending December 31, 1994, 1995 and 1996. (All of the financial statements referred to above in this Section
5.7 are hereinafter collectively referred to as the "Company Financial Statements"). Set forth on Schedule 5.7(b) are copies of the unaudited consolidated financial statements of the Company and its Subsidiaries (consisting of a balance sheet, statement of income and statement of cash flow) for the three month period ended March 31, 1997. The Company Financial Statements have been prepared from and are in accordance with the books and records of Company which are complete and accurate, and the Company Financial Statements fairly present the financial position, results of operations and cash flows of Company as of the dates and for the periods indicated, in each case in accordance with United States generally accepted accounting principles ("GAAP"). Company's unaudited financial statements referred to above were prepared on a basis consistent with Company's audited financial statements for the fiscal year ending December 31, 1996 contained in the Company Financial Statements, subject to normal, recurring year-end adjustments and except for the absence of notes thereto.

                 5.8. Absence of Undisclosed Liabilities. Except (i) as and to the extent specifically reserved against (which reserves are adequate in amount) in Company's audited balance sheet as of December 31, 1996, and in the notes to such balance sheet for the period then ended, (ii) liabilities which have been incurred since December 31, 1996, in the ordinary course of business consistent with past practice (which if involving an affiliate of the Company, were as a result of arm's length negotiations), which liabilities would not be reasonably likely to have a Material Adverse Effect, (iii) liabilities and obligations specifically disclosed on Schedule 5.8, (iv) liabilities and obligations specifically described or disclosed in the other schedules to this Agreement, and (v) as set forth in the unaudited financial statements of Company and its Subsidiaries of and for the period ending March 31, 1997, neither Company nor any Subsidiary has any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) of a type or sort required to be set forth in financial statements prepared in accordance with GAAP.

                 5.9.     Absence of Certain Changes.  Except as set forth in
Schedule 5.9 or specifically described or disclosed in the other schedules to this Agreement, since March 31, 1997, there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Company or any Subsidiary that has or would be reasonably likely to have a Material Adverse Effect and the Company has no actual knowledge that any fact or condition exists or is reasonably contemplated or threatened which Company actually believes has a reasonable probability of resulting in any change in or effect on the business, earnings, assets, liabilities, financial or other condition, results of operations of Company or any Subsidiary that has or could have a Material Adverse Effect. Without limiting the generality of the foregoing, since March 31, 1997, and except as set forth on Schedule 5.9, there has not been, occurred or arisen with respect to Company or any Subsidiary any: (a) amendment of its charter or Bylaws (or equivalent organizational documents); (b) change in the number of shares of capital stock issued and outstanding or





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issuance of any warrants, options or other securities convertible or exercisable into shares of capital stock; (c) declaration, setting aside, payment or distribution with respect to, or any split, combination or reclassification of, shares of capital stock declared or made by Company or any Subsidiary; (d) increase in the compensation or severance pay payable or to become payable by Company or any Subsidiary to any Personnel or any increase of general applicability in the compensation or severance pay payable to Personnel (in each case, other than pursuant to existing corporate policies, practices and procedures described in Schedule 5.9 hereto and as in effect on March 31,
1997), or employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Company or any Subsidiary for any present or former Personnel (except pursuant to the existing plans and arrangements described in Schedule 5.9 hereto and as in effect on March 31, 1997, or as may be required by applicable law); (e) significant labor trouble or any material controversy or material unsettled grievance pending or, to the best of Company's knowledge, threatened between Company or any Subsidiary and any Personnel or a collective bargaining organization representing or seeking to represent Personnel; (f) material encumbrance of any asset, tangible or intangible; (g) transfer, lease, guarantee, mortgage, pledge, disposal, sale, assignment or transfer of any asset, tangible or intangible, or any conducting of business, in each case, other than in the ordinary course of business consistent with past practice; (h) settlement or compromise of any material claims or litigations or waiver, release or assignment of any material rights with respect to the business of Company or any Subsidiary whether or not in the ordinary course of business; (i) cancellation, termination or entering into of, or material modification to, any Contract (as defined in Section 5.14); (j) material liability or loss incurred with respect to the assets or the operations of the business of Company and its Subsidiaries, taken as a whole, except liabilities incurred in the ordinary course of business consistent with past practice; (k) any capital expenditure or authorization of any capital expenditure, acquisition of assets or execution of any lease, or any incurring of liability therefor, requiring any payment or payments in excess of $25,000 in the aggregate; (l) borrowing or lending of money, issuing of debt securities or pledging the credit of the business of Company or any Subsidiary or guaranteeing of any indebtedness of others by Company or any Subsidiary; (m) failure to operate the business of Company or any Subsidiary in the ordinary course, provided that the Company shall use commercially reasonable efforts so as to preserve the business of Company and its Subsidiaries, taken as a whole, intact, to keep available to SmarTalk and its affiliates the services of the Personnel, and to preserve for SmarTalk and its affiliates the goodwill of Company's and its Subsidiaries' suppliers, customers and others having business relations with them; (n) loss of service of any Personnel that is or are materially important, individually or in the aggregate, to the conduct of the business of Company or any Subsidiary; (o) change in accounting practice of Company or any Subsidiary, except as required by GAAP; (p) material cancellations by any supplier, customer or contractor where such cancellations would be reasonably likely to have a Material Adverse Effect; (q) any material election with respect to Taxes; or (r) any agreement, arrangement or understanding to do any of the foregoing.

                 5.10.    Legal Proceedings, etc.  Except as disclosed on
Schedule 5.10, there is neither (a) any civil, criminal, arbitral or administrative action, suit, claim, hearing, investigation or proceeding pending or, to the best of Company's knowledge, threatened against, relating to or affecting (i) Company or any Subsidiary, or
(ii) the transactions contemplated by this Agreement, nor (b) to the best knowledge of the Company, any valid basis known to Company for any such litigation, proceeding or investigation, which if adversely determined is reasonably likely to have a Material Adverse Effect or adversely affect the ability of Company to consummate the transactions contemplated hereby. Except as set forth on Schedule 5.10, there are no judgements, decrees, injunctions, rules or orders of any court or governmental department or agency outstanding against Company or any Subsidiary.

                 5.11. Properties. A list of all leases of real property and all other leased interests in real property (the "Leasehold Interests") is set forth on Schedule 5.11 hereto. Company and its Subsidiaries own no real property.

                 5.12. Employee Benefit Plans. (a) All employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance and other employee benefit plans (oral or written) and agreements maintained or contributed to by Company or any Subsidiary for the benefit of current or former Personnel or with respect to which the Company or any Subsidiary has liability, which constitutes an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") identifying which plans or arrangements (if any) provide benefits after termination of employment ("Plans") are set forth on Schedule 5.12(a).

                 (b) The names and current annual rates of compensation of all Personnel whose current aggregate annual rates of compensation are $25,000 or more, together with a summary (containing estimates to the extent necessary) of existing bonuses, additional incentive compensation (whether current or deferred), if any, paid or payable to such persons as of March 30, 1997, are set forth on Schedule 5.12(b).

                 (c) Except as set forth on Schedule 5.12(c), with respect to each Plan, the Company has made available to SmarTalk true and complete copies of the following documents (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) current summary plan descriptions and summaries of material modifications; (3) the most recent tax qualified determination letters, if any, received from or applications pending with the IRS; (4) the three most recent Form 5500 Annual Reports, including related schedules and, if required, audited financial statements and opinions of independent certified public accountants and (5) with respect to each Section 401(k) Plan, nondiscrimination testing results and the most recent annual and quarterly or monthly valuations.

                 5.13. Taxes and Tax Returns. (a) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment, excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes. For purposes of this Agreement, the term "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

                 (b) Except as set forth on Schedule 5.13(b), Company and its Subsidiaries have duly filed all Tax Returns required to be filed as of the date hereof (and will file all Tax Returns required to be filed on or before the Closing Date). To the best knowledge of the Company, all such Tax Returns are (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) true, correct and complete in all material respects and were (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) filed on a timely basis. Except as set forth on Schedule 5.13(b), the Company has timely paid or will timely paid all Taxes shown as due thereon. Except as disclosed in Schedule 5.13(b), neither Company nor any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.
Except as set forth on Schedule 5.13(b), copies of the federal, state and local income Tax Returns of Company and its Subsidiaries for the last three years have been provided to SmarTalk prior to the date hereof. The reserves for Taxes reflected in the Company Financial Statements are sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the date of Company Financial Statements and for all years and periods ended prior thereto. Since the date of Company Financial Statements, neither Company nor any Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. No waiver or extension of any statute of limitations relating to Taxes has been given to, or requested by, the Internal Revenue Service, or any state or local taxing authority. No claim is currently being made by any authority in a jurisdiction where neither Company nor any Subsidiary files Tax Returns that they are or may be subject to Taxes in that jurisdiction.

                 (c) Except as set forth on Schedule 5.13(c), Company and its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required. Company and each of its Subsidiaries have undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

                 (d) Neither the consolidated federal income Tax Returns nor the state or local income Tax Returns of Company and its Subsidiaries have been examined by the Internal Revenue Service or relevant state taxing authorities, except as set forth on Schedule 5.13(d). All deficiencies asserted as a result of the examinations referred to on Schedule 5.13(d) have been paid, and no issue has been raised by any federal, state, local or foreign income tax authority in any such examination which, by application of the same or similar principles to similar transactions, could reasonably be expected to result in a proposed deficiency for any subsequent period which is reasonably likely to have a Material Adverse Effect. Further, to the best of Company's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any material liability for Taxes with respect to the periods prior to the Closing which have not been audited by the Internal Revenue Service or other taxing authority which is reasonably likely to have a Material Adverse Effect. Except as described on Schedule 5.13(d), to the best knowledge of the Company, there are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has Company or any Subsidiary received a revenue agent's report asserting a tax deficiency.
To the best of Company's knowledge, there are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of Company or any Subsidiary and there is no basis for any such claim.

                 (e) Neither Company nor any Subsidiary is a party to a contract or agreement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby including, without limitation, the Employment Agreements and Non-Competition Agreements, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code; provided that no representation is made with respect to the employment agreements being executed in connection with this Agreement and the Contingent Value Rights.

                 (f) Except as set forth on Schedule 5.13(f), neither Company nor any Subsidiary is a party to any joint venture, partnership, or to the best knowledge of the Company any other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                 (g) Notwithstanding anything in this Agreement to the contrary, no representation or warranty is made regarding the amount or availability of any net operating losses following the Closing.

                 5.14. Agreements and Commitments. (a) Schedule 5.14 contains an accurate list of all commitments, contracts, leases and agreements to which Company or any Subsidiary is a party or by which any of them is bound which involves a commitment or obligation in excess of $25,000 in the aggregate for each such commitment, contract, lease or agreement (including, without limitation, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements) (collectively, the "Contracts"). Company has made available complete copies of such Contracts to SmarTalk. Except as set forth on Schedule 5.14, there are not: (i) any contracts or commitments which involve a commitment or obligation in excess of $25,000 in the aggregate for each such contract or commitment which affect Company or any Subsidiary, the assets or the operation thereof; (ii) any patent licensing agreements or any other agreements, licenses or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights or other like terms affecting Company or any Subsidiary (other than computer software licenses obtained in the ordinary course of business); (iii) any contracts or commitments providing for payments based in any manner on the revenues or profits of Company or any Subsidiary; (iv) any contracts or commitments limiting the freedom of Company or any Subsidiary to engage in any line of business or operate in any geographic area, or to compete with any person or entity; (v) any instruments relating to indebtedness for borrowed money, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money or any agreement of guarantee or indemnification, whether written or oral, in favor of any person or entity; or (vi) any other contract or commitment, whether in the ordinary course of business or not, which involves future payments, performance of services or delivery of goods or materials, to or by Company or any Subsidiary of any amount or value in excess of $25,000 in the aggregate for each such contract or commitment.

                 (b) Except as expressly set forth on Schedule 5.14(b), none of the Contracts requires the consent of the other parties thereto in order for it to be in full force and effect with respect to Company or a Subsidiary as controlled by SmarTalk after the Closing or would give rise to the other party's right to terminate any Contract as a result of the Merger; and Company and its Subsidiaries will use their best efforts to obtain any required consents prior to the Closing the absence of which could result in a Material Adverse Effect.

                 5.15. Intellectual Property. Each of Company and its Subsidiaries, directly or indirectly, possesses or has sufficient and valid right, title and ownership or unrestricted license to use (without payment in excess of $25,000) all licenses, permits and all other franchises, trademarks, trade names, service marks, inventions, patents, copyrights, and any applications therefor, trade secrets, research and development, know-how, technical data, computer software programs or applications and technology systems necessary to operate their respective businesses and required by applicable law (the "Intellectual Property") except where the failure to have sufficient right title and ownership or unrestricted license to use is not reasonably likely to have a Material Adverse Effect. The Company has received no written notice or other written communication asserting any claim that the Company may not freely use without payment the name "SmarTel". None of the Intellectual Property owned or licensed by the Company or any Subsidiary or, to the best of Company's knowledge, the Intellectual Property used by Company or any Subsidiary, infringes any Intellectual Property right of any other entity and to the best knowledge of the Company no Intellectual Property owned by Company or any Subsidiary is infringed upon by any other entity.

                 5.16.    Change in Control Payments.  Except as set forth on
Schedule 5.16, neither Company nor any Subsidiary have any plans, programs, commitments or arrangements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon change of control of Company.

                 5.17.    Brokers and Finders.  Except as set forth in Schedule
5.17 hereto, Company and its officers, directors or employees, and the Stockholders have not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Company or any Stockholder in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by Company or any Stockholder in connection with this Agreement or the transactions contemplated hereby.

                 5.18. Tax Reorganization. Neither Company nor any Subsidiary nor, to the best knowledge of the Company, any Stockholder has taken or failed to take any action, or has knowledge of any fact or circumstance, that would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code.

                 5.19. No Material Misstatements, Etc. The representations and warranties of Company made herein (including the schedules and exhibits hereto) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, of which the Company has knowledge or after due inquiry would have had knowledge.

                                   ARTICLE 6

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                 Each of the Stockholders hereby severally and not jointly with any other Stockholder represents and warrants to SmarTalk as follows:

                 6.1. Ownership. Except as set forth on Schedule 6.1, such Stockholder owns beneficially and of record the number of shares of Company Stock set forth opposite his or her name on Schedule 6.1, free and clear of all encumbrances (other than as imposed under this Agreement) and such Stockholder has the authority to execute and deliver this Agreement, and no other acts or other proceedings on the part of such Stockholder are necessary to authorize this Agreement or the transactions contemplated hereby or thereby, other than obtaining the requisite approval and adoption by the holders of Company Stock in accordance with the DGCL and Company's Certificate of Incorporation and Bylaws. This Agreement has been duly and validly executed and delivered by such Stockholder and

(assuming the due authorization, execution and delivery by Company, SmarTalk, Merger Sub and the other Stockholders) constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles or equity.

                 6.2. Brokers or Finders. Such Stockholder has not entered into and will not enter into any agreement, arrangement or understanding with any broker, finder or investment banker pertaining to the Merger.

                 6.3. No Other Agreements to Sell Shares. Except as disclosed on Schedule 6.3 and other than pursuant to this Agreement, no Stockholder has any legal obligation, absolute or contingent, to any other person or firm to sell any of the Company Stock or to enter into any agreement with respect thereto.

                 6.4. Preemptive Rights. Except as disclosed on Schedule 6.4 or Schedule 5.2, such Stockholder has no preemptive or other right to acquire shares of Company Stock.

                                   ARTICLE 7

                       REPRESENTATIONS AND WARRANTIES OF
                            SMARTALK AND MERGER SUB

                 SmarTalk and Merger Sub hereby jointly and severally represent and warrant to Company and the Stockholders as follows:

                 7.1. Organization of SmarTalk and its Subsidiaries. Each of SmarTalk and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of SmarTalk and its subsidiaries has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein, and each such entity is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (except for jurisdictions in which such failure to be so qualified could not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of SmarTalk and its subsidiaries taken as a whole).

                 7.2. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SmarTalk and Merger Sub have been duly authorized by all requisite corporate action, and no other acts or other proceedings on the part of SmarTalk or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by SmarTalk and Merger Sub and (assuming the due authorization, execution and delivery hereof and thereof by Company and the Stockholders) constitutes the legal, valid and binding obligation of SmarTalk and Merger Sub, enforceable against SmarTalk and Merger Sub in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

                 (b) Except as set forth in Schedule 7.2(b), neither the execution and delivery by SmarTalk or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the charter or Bylaws of SmarTalk or any of its subsidiaries, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties of SmarTalk or any of its subsidiaries or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which SmarTalk, any of its subsidiaries or any of their respective properties may be bound or affected,
(c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, federal, state or foreign, applicable to SmarTalk or any of its subsidiaries or any of their respective properties, or (d) except for (i) obtaining the consents approvals authorizations and permits of, and making filings or notifications to, any governmental authority pursuant to the applicable requirements, if any, of state securities laws and the rules and regulations promulgated thereunder, and
(ii) the filing and recordation of the appropriate transaction documents as required by the DGCL, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except, in the case of clauses (i) and (ii) as would not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of SmarTalk and its subsidiaries taken as a whole or on the ability of SmarTalk or Merger Sub to consummate the transactions contemplated hereby.

                 7.3. Capitalization. As of December 31, 1996, the authorized, issued and outstanding capital stock of SmarTalk is as set forth in the Annual Report of SmarTalk on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"). All of the outstanding shares of capital stock of SmarTalk and Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of the preemptive or similar rights of any stockholder of SmarTalk or Merger Sub arising by operation of securities laws or the Certificate of Incorporation or Bylaws of SmarTalk or Merger Sub.

                 7.4. SEC Reports and Financial Statements. SmarTalk has filed all material forms, reports and documents required to be filed by it with the Commission since October 23, 1996 and has made available to Company copies of the Form 10-K and its proxy statement for the 1997 annual meeting of shareholders (collectively, the "SEC Reports"), each as filed with the Commission. As of their respective dates, each SEC Report (i) complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) did not on the date of filing or the date as of which information is set forth therein, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including any related schedules and/or notes) included in the SEC Reports have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) throughout the periods involved and fairly present the financial position, results of operations and cash flows as of the dates and for the periods indicated therein.

                 7.5. SmarTalk Common Stock. The issuance and delivery by SmarTalk of shares of SmarTalk Common Stock and Contingent Value Rights in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of SmarTalk. The shares of SmarTalk Common Stock and Contingent Value Rights to be issued in connection with the Merger and this Agreement or the Contingent Value Rights, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

                 7.6. Tax Reorganization. Neither SmarTalk nor any of its subsidiaries has taken or failed to take any action, or has knowledge of any fact or circumstance, that would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code by reason of the tax requirements referred to in clauses (i) through (iv) of Section 8.10 hereof.

                 7.7. Ownership of Merger Sub; No Prior Activities. Merger Sub is a wholly owned subsidiary of SmarTalk created solely for the purpose of effecting the Merger. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any material obligations or liabilities or engaged in any material business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                   ARTICLE 8

                                   COVENANTS

                 8.1. Alternative Proposals. Prior to the Effective Time, Company agrees (a) that neither it nor any Subsidiary shall, and it shall direct and use commercially reasonable efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary or any of the foregoing) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders of which it has actual knowledge) with respect to an Alternative Proposal (as defined below) or engage in any negotiations concerning, or provide any non-public information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Company or any Subsidiary, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of Company or any Subsidiary.

                 8.2. Interim Operations. Company shall, and shall cause its Subsidiaries to, from the date hereof up to and including the Effective Time, use commercially reasonable best efforts to conduct their respective businesses only in the ordinary course, consistent with past practice, and will not knowingly do, or cause to be done, anything which is represented and warranted not to have been done in this Agreement, except as otherwise expressly contemplated hereby.

                 8.3. Meeting of Stockholders. Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Company shall recommend such approval and Company shall take all lawful action to solicit such approval. Notwithstanding the foregoing, any such action may be taken by written consent in accordance with the DGCL.

                 8.4. Inspection of Records. From the date hereof to the Effective Time, each of Company and SmarTalk shall (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Company and SmarTalk and their respective subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Company or SmarTalk, as the case may be, to cooperate with the other in the other's investigation of the business of it and its subsidiaries.

                 8.5. Publicity. The initial press release relating to this Agreement shall be in form and substance mutually agreeable to Company and SmarTalk, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies). SmarTalk and Company shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency.

                 8.6. Confidentiality Agreement. Notwithstanding the execution of this Agreement, the confidentiality agreements, dated as of April 8, 1997, between the Company and SmarTalk (the "Confidentiality Agreements") shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreements shall terminate and be of no further force and effect. Each party further acknowledges that the Confidentiality Agreements shall survive any termination of this Agreement pursuant to Article 11 hereof.

                 8.7. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

                 8.8. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, that to the extent the Company's reasonable costs and expenses shall not have been paid prior to the Effective Time, SmarTalk shall cause such costs and expenses to be paid at the Effective Time.

                 8.9. Rule 144 Compliance. SmarTalk covenants that, during the period from the date hereof until the second anniversary of the Closing Date, it will use its reasonable best efforts to file all reports required to be filed by it under the Exchange Act. Upon the written request of a Stockholder, SmarTalk shall deliver to such Stockholder a written statement as to whether it has complied with such requirements. SmarTalk represents that as of the date hereof, it has complied with all requirements to permit its securities to be sold under Rule 144.

                 8.10. Tax Treatment of the Merger. SmarTalk has no plan to, and will not, (i) liquidate or merge the Company or dispose of the Company Stock (other than in a transfer permitted under Section 368(a)(2)(C) of the Code), (ii) cause the Company to fail the continuity of business enterprise requirement, (iii) cause the Company to issue shares that would result in SmarTalk failing to be in control of the Company (within the meaning of

Code Section 368(c)), or (iv) cause the Company to fail the "substantially all" requirement, and, by reason of the acts described in clauses (i) through (iv), cause the Merger to fail to qualify under Code Sections 368(a)(1)(B) and/or 368(a)(2)(E); provided, however, that no act or failure to act required or contemplated pursuant to this Agreement, the Employment Agreements, or any other agreement related hereto or thereto shall constitute a breach of this or any other representation or warranty contained herein, including, but not limited to, knowledge related to any such act or failure to act for purposes of
Section 7.6 hereto.

                                   ARTICLE 9

                                   CONDITIONS

                 9.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of Company.

                 (b) No party hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                 (c) Stockholders of the Company shall not have exercised, or shall be entitled to exercise, any dissenters' or appraisal rights available under the DGCL with respect to more than 10 percent of the aggregate number of shares of Class A Common Stock and Class B Common Stock or any shares of Company Preferred Stock.

                 (d) No more than one hundred (100) shares of Class B Common Stock shall be issued and outstanding.

                 9.2. Conditions to Obligation of Company and the Stockholders to Effect the Merger. The obligation of Company and the Stockholders to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) SmarTalk shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of SmarTalk and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date (or such other specific date as may be provided therein) in all material respects (ignoring for purposes of this Section 9.2(a) any reference to materiality which may be contained therein), and Company shall have received a certificate of the President or a Vice President of SmarTalk, dated the Closing Date, certifying to such effect.

                 (b) From March 31, 1997 through the Effective Time, there shall not have occurred any change in the business, earnings, assets, liabilities, financial or other condition or results of operations of SmarTalk and its Subsidiaries, taken as a whole, that is reasonably likely to have a Material Adverse Effect.

                 (c) SmarTalk shall have entered into an employment agreement with Jonathan Slater ("Slater"), Clifford Slater and Craig Slater substantially in the forms attached hereto as Exhibits 9.2(b)(i), (ii) and (iii), respectively (the "Employment Agreement").

                 9.3. Conditions to Obligation of SmarTalk and Merger Sub to Effect the Merger. The obligations of SmarTalk and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date (or such other specific date as may be provided therein) in all material respects (ignoring for purposes of this Section 9.3(a) any reference to materiality which may be contained therein), and SmarTalk shall have received a certificate of the President or a Vice President of Company, dated the Closing Date, certifying to such effect.

                 (b) From March 31, 1997 through the Effective Time, there shall not have occurred any change in the business, earnings, assets, liabilities, financial or other condition or results of operations of Company and its Subsidiaries, taken as a whole, that is reasonably likely to have a Material Adverse Effect.

                 (c) Each of Slater, Craig Slater and Clifford Slater shall have entered into the Employment Agreements with SmarTalk, and each such Employment Agreement shall contain a non-competition clause substantially in the form attached hereto as Exhibit 9.3(c). Each of the Employment Agreements shall be in full force and effect as of the Effective Time, and Slater and each of Craig Slater and Clifford Slater shall be in the employ of Company immediately prior to the Effective Time.

                 (d) The Company shall have furnished to SmarTalk a statement in accordance with Treasury Regulations Section 1.1445-2(b)(3) certifying that stock in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                 (e) The Company shall have obtained the approval of its stockholders of the Contingent Value Rights and the provisions of the Employment Agreements related to the Contingent Value Rights to the extent required under Section 280G(b)(5) of the Code and as set forth in Proposed Treasury Regulations Section 1.280G-1 (Q&A 5-7), such that any compensation payable with respect to the Contingent Value Rights will be treated as exempt payments for purposes of Section 280G of the Code with respect to the change in control effected by the Merger under this Agreement.

                 (f) SmarTalk shall have received audited financial statements in identical form to the Company Financial Statements described in
         Section 5.7 hereof and such audited financial statements shall meet the requirements of Section 3-05 of Regulation S-X promulgated by the Commission.

                                   ARTICLE 10

                     NATURE AND SURVIVAL OF REPRESENTATIONS
                     AND WARRANTIES; INDEMNIFICATION, ETC.

                 Section 10.1. Survival of Representations and Warranties; Indemnities.

                 (a) For a period of one year following the Effective Date, the Indemnifying Stockholders, jointly and severally, hereby agree to defend, indemnify and hold SmarTalk and its subsidiaries and their officers, directors and employees (collectively, the "SmarTalk Indemnitees") harmless from and against any and all claims, liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, the fees and expenses of investigation and counsel) (collectively, "Losses"), arising out of or resulting from (i) any breach of the representations and warranties contained in Article 5; (ii) any breach prior to the Effective Time in any material respect by Company of any covenant or agreement of Company contained in or arising out of this Agreement or (iii) any and all actions, suits, proceedings, claims, demands, assessments and judgments incidental to the foregoing to the enforcement of such indemnification. Each Stockholder, severally and not jointly, hereby agrees to defend, indemnify and hold the SmarTalk Indemnitees harmless from and against any and all Losses arising out of or resulting from any breach of any representation or warranty by such Stockholder contained in Article 6. Notwithstanding any provision of this Agreement or any other agreement, no Stockholder, in his capacity as such, shall have any right to indemnification or contribution from, or any other claim against, the Company with respect to matters for which the SmarTalk Indemnitees are entitled to indemnification under this Article 10.

                 (b) Promptly after the receipt by the SmarTalk Indemnitees of a notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party or parties (the "Indemnified Party") shall give written notice of such claim (a "Notice of Claim") to the party or parties obligated to provide indemnification hereunder (collectively, the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. The failure of the Indemnified Party to so notify the Indemnifying Party shall not impair the Indemnified Party's ability to seek indemnification from the Indemnifying Party, except to the extent that the Indemnifying Party is materially prejudiced. The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a person or persons other than any federal, state, local or foreign Tax authority, and the amount of such claim is acknowledged by the Indemnifying Party to be fully covered by the foregoing indemnity, as limited herein, the Indemnifying Party may elect to defend against such claim at its own expense, in lieu of the Indemnified Party assuming such defense; provided, that the Indemnified Party shall be entitled to participate in or monitor such defense at its own expense and the Indemnifying Party will fully cooperate with the Indemnified Party and its counsel with respect thereto. If the Indemnifying Party elects to assume such defense, the Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnified Party. No compromise or settlement of such claim may be effected by the Indemnifying Party without the consent of the Indemnified Party (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If a Notice of Claim relates to a claim by a federal, state, local or foreign Tax authority and the Indemnifying Party requests that the Indemnified Party accept a settlement offer (other than an offer conditioned upon the Indemnified Party's agreement with respect to any other issue not deemed a Loss hereunder) and agrees to pay the indemnity with respect thereto, then the Indemnified Party shall either (i) accept such settlement offer or (ii) not accept such settlement offer, in which case the Indemnifying Party shall only be liable to the Indemnified Party for the amount the Indemnifying Party would have been required to pay the Indemnified Party had the Indemnified Party accepted the settlement offer.

                 (c) The representations and warranties of the Company and the Stockholders contained in this Agreement, including, but not limited to, those in Articles 5 and 6 shall survive the Closing Date for a period of one year. Notwithstanding any provision in this Article 10 to the contrary, any claim for indemnification in respect of which notice is given in accordance with the provisions of hereof prior to the expiration of the first anniversary of the Effective Time shall survive with respect to such claim until final resolution thereof.

                 (d) In order to secure the Indemnifying Stockholders' indemnification obligations hereunder, SmarTalk shall be entitled to withhold from the number of shares of

SmarTalk Common Stock otherwise deliverable to such Indemnifying Stockholders pursuant to Article 4 hereof, the number of shares of SmarTalk Common Stock set forth opposite such Indemnifying Stockholder's name on Schedule 10.1 attached hereto (the "Retained Shares"). The number of Retained Shares so withheld shall not exceed 71,429 shares. On the date which is six months after the Effective Date, SmarTalk shall deliver to the Indemnifying Stockholders from the Retained Shares an aggregate number of shares equal to Released Amount. As used herein, "Released Amount" is an amount equal to (a) one-half of the Retained Shares less (b) the quotient obtained by dividing (i) the aggregate dollar amount of claims for indemnification made by SmarTalk hereunder through such date by (ii) the closing price for SmarTalk Common Stock on the date immediately preceding such determination date. On the date which is one year after the Effective Date, SmarTalk shall deliver to the Indemnifying Stockholders all Retained Shares other than that number of shares equal to the quotient obtained by dividing (i) the aggregate dollar amount of claims for indemnification made by SmarTalk hereunder through such date by (ii) the closing price for SmarTalk Common Stock on the date immediately preceding such determination date. Any Retained Shares not required to be delivered to the Indemnifying Stockholders under this Section 10(e) shall be canceled. From and after such time as no claim for indemnification hereunder is pending, any Retained Shares that are not to be canceled in satisfaction of indemnification obligations hereunder shall be paid over to the Indemnifying Stockholders. No claim hereunder shall be made unless the aggregate Losses shall exceed $20,000 and thereafter only to the extent of the excess. Except with respect to any Losses relating to (i) the New Zealand Option (net of any monies received) or
(ii) the exercise by any Stockholder of dissenters' or appraisal rights, the provisions of this Section 10.1 shall be the sole and exclusive remedy of the SmarTalk Indemnitees absent wilful misrepresentation or fraud. Notwithstanding the foregoing, all Retained Shares shall be deemed to have been issued as of the Effective Time, and such Indemnifying Stockholders shall be entitled to vote such shares and receive dividends, if any, with respect thereto.

                 (e) The Indemnifying Stockholders hereby designate Jonathan Slater as their agent for all purposes of this Article 10.

                 (f) The representations and warranties of SmarTalk shall survive the Closing Date for a period of one year.

                                   ARTICLE 11

                                  TERMINATION

                 11.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Company, by the mutual written consent of SmarTalk and Company.

                 11.2. Termination by Either SmarTalk or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either SmarTalk or Company if (a) the Merger shall not have been consummated within thirty days after the date hereof, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by the date specified in that clause.

                 11.3. Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, if (a) there has been a breach by SmarTalk or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the transactions contemplated by this Agreement or on the business, earnings, assets, liabilities, financial or other condition or results of operations of SmarTalk, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of SmarTalk, which breach is not curable or, if curable, is not cured within 10 days after written notice of such breach is given by Company to SmarTalk.

                 11.4. Termination by SmarTalk. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of SmarTalk, if (a) there has been a breach by Company or the Stockholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the transactions contemplated by this Agreement or a Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Company, which breach is not curable or, if curable, is not cured within 10 days after written notice of such breach is given by SmarTalk to Company.

                 11.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 11, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 11.5 and Sections 8.7 and 8.9. Moreover, in the event of termination of this Agreement pursuant to Section 11.3 or 11.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful or material breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                 11.6. Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 12

                               GENERAL PROVISIONS

                 12.1. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to SmarTalk or Merger Sub:

         SmarTalk Teleservices, Inc.
         1640 South Sepulveda Boulevard
         Suite 500
         Los Angeles, California 90025
         Attn:   David A. Hamburger
                 General Counsel

with a copy to:

         Dewey Ballantine
         333 South Hope Street
         Los Angeles, California  90071
         Attn:   Robert M. Smith

If to Company or the Stockholders:

         SmarTel Communications, inc.
         120 Boylston Street
         Boston, Massachusetts  02116
         Attn:   Jonathan Slater
                 Chairman of the Board and Chief Executive Officer with a copy to:

         Goodwin, Procter & Hoar LLP
         Exchange Place
         Boston, Massachusetts  02109
         Attn:   H. David Henken

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                 12.2. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 10 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 12.3. Entire Agreement. This Agreement, the exhibits and schedules hereto, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

                 12.4. Amendment. This Agreement may be amended by the parties hereto, by action for the corporate parties taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 12.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

                 12.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                 12.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                 12.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                 12.9. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                 12.10. Incorporation of Schedules and Exhibits. All schedules and exhibits attached hereto or referred to herein are hereby incorporated herein constitute part of this Agreement.

                 12.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                 12.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

                 12.13. Subsidiaries. As used in this Agreement, the word "Subsidiary" or "Subsidiaries" means any corporation or other organization, whether incorporated or unincorporated, of which Company directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which Company is a general partner.

                 12.14. Material Adverse Effect. As used in this Agreement, the words "Material Adverse Effect" means any event, circumstance or set of facts that has or is reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Company and its Subsidiaries taken as a whole.

                 12.15. Knowledge. As used in this Agreement, the words "knowledge of Company" or "best of Company's knowledge" or "known to Company" or similar phrases shall mean the actual knowledge of Jonathan Slater, Clifford Slater, Craig Slater or Kevin O'Brien.

                                   *   *   *

                 IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                       SMARTALK TELESERVICES, INC.


                                       By
                                          ------------------------
                                       Name:
                                       Title:



                                       SMTK ACQUISITION CORPORATION


                                       By
                                          ------------------------
                                       Name:
                                       Title:



                                       SMARTEL COMMUNICATIONS, INC.


                                       By
                                          ------------------------
                                       Name:
                                       Title:



                                       THE INDEMNIFYING STOCKHOLDERS
                                       (solely as to Articles 6 and 10):


                                       THE FIVE S TRUST I


                                       By
                                          ------------------------
                                       Name:
                                       Title:



                                       ---------------------------
                                            JONATHAN S. SLATER



                                       ----------------------------
                                            CRAIG L. SLATER





                      [signatures continued on next page]

                                       FIRST MUTUAL, INC.

                                       By
                                          ------------------------
                                       Name:
                                       Title:



                                       ---------------------------
                                             DAVID B. SLATER



                                       ---------------------------
                                              JEFFREY RODNER



                                       ---------------------------
                                              JILL HAZARD



                                       ---------------------------
                                            PETER J. SONNABEND



                                       ---------------------------
                                             THOMAS SONNABEND



                                       ---------------------------
                                             KIM S. SLATER



                                       ---------------------------
                                             TODD D. SLATER



                                       ----------------------------
                                             PETER C. SLATER



                                       ----------------------------
                                            CLIFFORD O. SLATER





                      [signatures continued on next page]

                                       ---------------------------
                                            JOSEPH SINGER



                                       ----------------------------
                                           JULIA P. SLATER, by
                                          Jonathan S. Slater as
                                                Custodian



                                       ----------------------------
                                          ALEXANDRA M. SLATER, by
                                           Jonathan S. Slater as
                                           Custodian



                                       ----------------------------
                                            SAMUEL SLATER, by
                                            Craig L. Slater as
                                            Custodian



                                       ----------------------------
                                             SCOTT SEATON



                                       ----------------------------
                                            LEAHLA SCADUTO



                                       ----------------------------
                                            BRIAN CALVERT



                                       ---------------------------
                                              DIANE FLEMING



                                       ---------------------------
                                             STEPHEN GREYSER



                                       ---------------------------
                                               DON McNELY





                      [signatures continued on next page]

                                       -------------------------
                                             FAROKH LAM


                                       NEW ENGLAND STRATEGIC
                                       DEVELOPMENT CORPORATION


                                       By:
                                           ----------------------
                                       Name:
                                       Title:



                                       --------------------------
                                              ALAN EISNER



                                       --------------------------
                                             PETER ROSHKO



                                       THE OTHER STOCKHOLDERS
                                       (solely as to Article 6):


                                       SUMMIT VENTURES III, L.P.


                                       By:
                                           ----------------------
                                       Name:
                                       Title:





                      [signatures continued on next page]

                                       SUMMIT INVESTORS II, L.P.

                                       By:  Summit Partners, III, L.P.,
                                            Its General Partner
                                       By:  Stamps, Woodsum & Co.,
                                            Its General Partner


                                       By:
                                           ----------------------
                                       Name:
                                       Title: